Exhibit 10.2

CUBIC REGIONAL POLICY

(United States)

SEVERANCE POLICY

I.                            PURPOSE

To establish a policy and procedure for providing severance benefits to assist employees who are terminated from employment due to no fault of their own.  When severance benefits are offered in accordance with this policy, it is with the intent to treat employees fairly and with consideration of their years of service to the Company.

II.                       SCOPE

This regional policy applies to all U.S. Cubic entities, except those within the Mission Support Services business unit.

III.                  POLICY

Eligible employees will be offered severance benefits under the provisions of this policy when their employment is terminated, due to no fault of their own, for one or more of the following qualifying reasons:

•                              Reduction in force, or layoff

•                              Job elimination

•                              Reorganization or restructure

•                              Lack of work

Employees who leave the Company voluntarily, or fail to return from an approved leave of absence, retire, become disabled, die, or who are terminated due to poor performance, productivity, policy violations, misconduct or related reasons are not eligible for severance benefits under this policy.

IV.                   ELIGIBILITY

The following categories of employees are eligible for severance benefits under this policy:

•                  Regular full-time

•                  Regular part-time

•                              Temporary employees — who are employed directly by the Company for at least 18 months of continuous service and separated as part of a reduction in force impacting other regular full-time or regular part-time employees.

On-call employees are not eligible for severance benefits.  Individuals who provide services to the Company but are not Company employees, such as agency temps and independent contractors, are not eligible for severance benefits.

Employees entitled to severance pay and benefits (or similar separation benefits) under the terms of a separate written agreement (e.g., offer letter, employment contract, change-in-control agreement or plan) are not eligible for severance pay or benefits under this Severance Policy unless the separate written agreement expressly states the employee is entitled to severance benefits under company policy in addition to those provided under the agreement.

The amount of severance offered under this policy will depend upon the employee’s length of service with the Company, as described below.  In some cases employees who are not eligible for company health insurance benefits may be eligible for severance benefits.  In those circumstances, only severance pay will be provided, not paid COBRA benefits or a cash equivalent.

V.                        SEVERANCE BENEFITS

Eligible employees will be offered severance benefits, as described below, based upon their years of service with Cubic when terminated for a qualifying reason under the terms of this policy.

All severance pay and benefits offered under this policy are expressly conditioned on the employee: (1) timely signing and returning a Separation Agreement and General Release (“Separation Agreement”) in the form provided by the Company; (2) not revoking the Separation Agreement, if a revocation period is provided; and (3) complying with all terms and conditions of the Separation Agreement.

A.            Severance Pay

Eligible employees with less than three (3) full years of service with the Company will be offered severance pay in the amount of two (2) weeks of their regular base compensation, less required tax withholdings as described below.

Eligible employees who have completed three (3) or more full years of service with the Company will be offered severance pay in the amount of one (1) week of their regular base compensation for each full year of service.  For example, an employee with six and one-half years of service will be offered six weeks of severance pay.

Eligible employees in the position of Vice President or above will be offered severance pay according to the above terms, or twelve (12) weeks of severance pay, whichever is greater.

B.                        Insurance Benefit

Eligible employees will be offered the following amount of continued paid medical and dental insurance coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), if they are eligible for the Company’s health insurance benefits at the time of employment termination:

Full Years of Service	Paid COBRA Benefit
21+ years	12 months
16 — 20 years	10 months
11 — 15 years	6 months
6 — 10 years	4 months
3 — 5 years	3 months
0 — 2 years	2 months

Eligible employees in the position of Vice President or above will be offered COBRA benefits in accordance with the above schedule, or three (3) months of paid COBRA benefits, whichever is greater.

Offering severance pay or COBRA benefits beyond what is provided in this policy requires the approval of at least two levels of management.

C.                        Calculation of Severance Pay & Benefits

Human Resources will determine severance pay and benefits based upon the employee’s hire date or adjusted service date, as applicable.  Incomplete years of service will be rounded up to a full year of service only when an employee’s anniversary date of employment will occur within 60 days of termination.

Weekly base compensation for salaried employees is calculated by dividing the employee’s current annual base salary by 52.  Weekly base compensation for full-time hourly employees is calculated by multiplying their current hourly rate times 40.  Weekly base compensation for part-time employees is calculated by multiplying their current hourly rate times 20.

For employees who have worked both full-time and part-time during their tenure at Cubic, severance corresponding to years of part-time service will be paid at the employee’s final pay rate based on 20 hours per week; and severance corresponding to years of full-time service will be paid at the employee’s final pay rate based on 40 hours per week.  For example, if an employee worked part-time for 3.5 years and full time for 5.2 years, she would receive 3 weeks of severance pay at 20 hours times her final rate, plus five weeks of severance pay at 40 hours times her final rate, for a total of 260 hours of severance pay.

D.            Career Transition Services

Eligible employees separated from employment as part of a group layoff, who are not offered employment by a successor employer, will be provided with paid career transition services from an organization selected by Cubic.  Career transition services may be offered under other circumstances at the discretion of the respective business unit.  Cubic’s provision of Career transition services may be conditioned upon the employee executing a Separation Agreement.

E.             Taxes & Impact on Benefit Plans

Federal, state, and local taxes will be deducted from severance payments in accordance with current tax rules.  Cubic’s payment of an employee’s COBRA premiums are not considered taxable income to the employee.

Severance benefits will not be treated as compensation for purposes of any Cubic retirement plan.

F.              Rehires

If an employee is terminated and receives severance payment, and is then subsequently rehired by the Company and again terminated and entitled to severance benefits under this policy, the amount of the second severance will be based on the rehire date, not the original date of employment.  Employees will not receive severance pay or benefits twice for the same years of service.

G.            At-Will Employment

Nothing in this policy is intended to modify the at-will nature of employment with Cubic.